Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Change to Board of Directors

HAMILTON, BERMUDA June 8, 2015 – C&J Energy Services Ltd. (NYSE: CJES) (“C&J” or the “Company”) today announced that on June 4, 2015, C&J’s board of directors accepted the resignation of Mr. Michael C. Linn and Nabors Industries Ltd.’s (“Nabors”) designation of Mr. Sheldon R. Erikson as Mr. Linn’s replacement. Nabors designation of Mr. Erikson follows discussions between Mr. Anthony Petrello, Nabors’ Chairman and Chief Executive Officer, and Mr. Josh Comstock, C&J’s Chairman and Chief Executive Officer, regarding C&J’s ongoing integration and international expansion strategies. Mr. Erikson’s qualifications were also reviewed by C&J’s Nominating & Governance Committee, who recommended to the full C&J board that Mr. Erikson be appointed to the vacancy filled by Mr. Linn’s resignation. Both Nabors and C&J believe that Mr. Erikson’s depth of strategic and operational expertise, coupled with broad industry experience, will be extremely valuable as C&J continues to grow and expand internationally. Nabors’ designation of Mr. Erikson is pursuant to Nabors’ right to designate three C&J directors, in addition to Mr. Comstock as Chairman, until the earlier of March 24, 2020 and such date that Nabors beneficially owns less than 15% of C&J’s issued and outstanding common shares. In addition to serving on the board of directors, Mr. Erikson has replaced Mr. Linn on the Compensation Committee and the Nominating & Governance Committee of the board.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “We are excited to welcome Shel to C&J’s board of directors. We believe his depth of strategic and operational expertise, coupled with broad industry experience, will be extremely valuable as C&J continues to grow and expands internationally, and I am grateful that he is willing to serve. We appreciate that Tony Petrello, Chairman and CEO of Nabors, has once again demonstrated Nabors’ commitment to C&J and together we are focused on building the best possible leadership structure for the Company and for our shareholders. I am proud of the board we have assembled, and I’m confident that Shel is going to make an important and positive impact on our Company.”

Mr. Erikson was President and Chief Executive Officer of Cameron International Corp. (“Cameron”), a provider of flow equipment products, systems and services to worldwide oil and gas industries, from 1995 through the transition to Cameron’s current President and Chief Executive Officer on April 1, 2008. He also served as Chairman of the Board of Cameron from 1996 to May 2011, and as a director from May 2014 through May 2015. Under Mr. Erikson’s leadership, guidance and direction, Cameron grew from a company with annual revenues of $1.14 billion to one with $6.135 billion when Mr. Erikson retired in 2008. Prior to assuming his leadership role with Cameron, Mr. Erikson had a long and distinguished career in the energy and manufacturing sectors, including serving as Chairman of the Board, President and Chief Executive Officer of The Western Company of

North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling, and President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. He currently serves as a director on the board of Endeavour International Corporation, an oil and gas exploration and production company, and also on the board of Frank’s International N.V., an oilfield services company.

About C&J Energy Services

C&J Energy Services is a leading provider of completion and production services, with one of the largest completion services and workover and well servicing rig fleets in North America. We provide a full range of well services involved in the completion, life-of-well maintenance and plugging and abandonment of a well to oil and natural gas drilling and production companies primarily in North America. Our services include hydraulic fracturing, coiled-tubing, cased-hole wireline, cementing, workover, well-servicing, and other ancillary well site services. Additionally, we provide fluid management services, including those related to the transportation, storage and disposal of various fluids utilized in connection with drilling, completions, workover and maintenance activities. We operate in most of the major oil and natural gas producing regions of the continental United States and Western Canada. We also have an office in Dubai and we are working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

investors@cjenergy.com

+1 713 260-9986